September 8, 2006

NeoMedia Technologies, Inc.
2201 Second Street, Suite 402
Fort Myers, Florida 33901

         Re:      Registration Statement on Form S-3
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Ladies and Gentlemen:

         We have acted as counsel to NeoMedia Technologies, Inc., a Delaware corporation (the "COMPANY"), in connection with its Registration Statement on Form S-3 (the "REGISTRATION STATEMENT") filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 ACT"). The Registration Statement relates to the issuance by the Company of 805,645,161 shares of its common stock, par value $0.01 per share (the "SHARES"), which consists of (i) 118,217,511 shares of common stock previously issued by the Company (the "Issued Shares"); (ii) 335,000,000 shares of common stock underlying the conversion of previously issued shares of Series C Convertible Preferred Stock (the "Preferred Shares"); (iii) 76,277,650 shares of common stock underlying the conversion of previously issued secured convertible debentures (the "Debenture Shares"); and (iv) 276,150,000 shares underlying the exercise of previously issued warrants (the "Warrant Shares"). The Issued Shares, the Preferred Shares, the Debenture Shares and the Warrant Shares shall be referred to collectively as the "Shares".

         You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation (as amended) and bylaws, the corporate action of the Company that provided for the issuance of the above referenced securities and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of these assumptions.

         Our  opinion  set  forth  below  is  limited  to the  Delaware  General
Corporation   Law,   including  the   applicable   provisions  of  the  Delaware
Constitution and reported judicial decisions interpreting those laws.

         Based upon and subject to the foregoing, it is our opinion that the Preferred Shares, the Debenture Shares and the Warrant Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus included in the Registration Statement, will be validly issued, fully paid, and nonassessable, and that the Issued Shares previously issued by the Company were duly authorized for issuance, validly issued, fully paid and nonassessable when issued.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related
Prospectus under the caption "Legal Matters". In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,


/S/ KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP